EXHIBIT 99


For Release:   IMMEDIATELY

Contact:       JAMES HYMAN, PRESIDENT (908) 730-7630              PRESS RELEASE
               ADRIAN MADONIA, JR.    (908) 788-9660

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             UNITY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS;
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                  NET INCOME INCREASED 60% FOR THREE MONTHS AND
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                     31% FOR SIX MONTHS ENDED JUNE 30, 1997
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CLINTON, NEW JERSEY, JULY 16, 1997...UNITY BANCORP, INC. (AMEX: UBI, UBI.WS),
parent company of First Community Bank, reported net income of $462.2 thousand for the three months ended June 30, 1997, an increase of 60% from the three months ended June 30, 1996 net income of $288.9 thousand. Earnings per share of $.23 for the three months ended June 30, 1997 compared to $.21 per share for the prior year period. The net income for the six months ended June 30, 1997 was $658.7 thousand, an increase of 31.1% from net income of $502.6 thousand for the prior year period. Earnings per share of $.33 in 1997 compared to the prior year period. Earnings per share of $.33 in 1997 compared to the prior year period of $.38 per share. 1996 earnings per share are adjusted for the 5 for 4 stock split effective October 25, 1996.

The Corporation achieved a 40.8% increase in total assets to $195.0 million at June 30, 1997, compared to $138.4 million a year earlier. Net loans jumped 38.0% to $114.9 million from $83.3 million last year. Total deposits rose 39.3% to $175.0 million, compared to $125.6 million at June 30, 1996.

"Expansion of the Bank's branch system in the central Jersey market continues to fuel the growth of deposits and loans," remarked Chairman and Chief Executive Officer Robert Van Volkenburgh. "Second quarter operating results are beginning to show the benefits of our system growth and we look forward to continuation of improving profit trends."




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UNITY BANCORP, INC's subsidiary, First Community Bank is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its six branches locations in North Plainfield, Flemington, Linden, Springfield, Scotch Plains, and Union, New Jersey.

For additional information about the Bank's financial service, call 1-800-540-4790, or visit FCB's Internet page at http://members.aol.com/FCBJC. E-mail can be addressed to the Bank at FCBJC@aol.com.



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